Exhibit 11
                       AZTAR CORPORATION AND SUBSIDIARIES
             STATEMENT REGARDING COMPUTATION OF NET INCOME PER SHARE
              For the periods ended June 30, 1994 and July 1, 1993
             -------------------------------------------------------
                      (in thousands, except per share data)

                                          Second Quarter        Six Months
                                       ------------------- -------------------
                                          1994      1993      1994      1993
                                        -------- --------- --------- ---------
Net income                              $  6,581  $  3,906 $  11,134  $  5,490
Deduct: preferred stock dividend
  (net of income taxes credited to
  retained earnings)                        (155)     (154)     (311)     (308)
                                        --------  --------  --------- ---------

Net income applicable to computation    $  6,426  $  3,752  $ 10,823  $  5,182
                                        ========  ========  ========  ========
Weighted average common shares
  assuming no dilution                    37,371    37,333    37,368    37,257
   Stock options that had a dilutive
    effect on net income (based on
    relationship of market value to
    exercise price), assumed to have
    been exercised on the first day
    of each period (or date of grant,
    if later), less number of shares
    which could have been purchased
    from the proceeds of such assumed
    exercise:
     Number of shares using the
     weighted average market price
     for the assumed purchase of
     shares described above                  813     1,142       855     1,126
                                        --------  --------  --------  --------
Weighted average common shares
  applicable to net income per
  common and common equivalent share      38,184    38,475    38,223    38,383

     Additional shares using the market
     close price at the end of the period
     for the assumed purchase of shares
     described above                          --        85        --       112

   Conversion of preferred stock at
     the stated rate assumed to have
     been converted at the beginning
     of the earliest period reported
                                           1,027     1,042     1,029     1,044
                                        --------  --------  --------  --------
Weighted average common shares
  assuming full dilution                  39,211    39,602    39,252    39,539
                                        ========  ========  ========  ========

Net income per common and common
  equivalent share                      $    .17  $    .10  $    .28  $    .14

Net income per common share assuming
  full dilution                         $    .16  $    .09  $    .28  $    .13